Exhibit 99.1

Company Contact:

Charles R. Daniel, III

Chief Financial Officer

(314) 621-0699

Final For Release

Investor Contacts:

ICR, Inc.

Allison Malkin/Jane Thorn Leeson

(203) 682-8225/(646) 277-1223

BAKERS FOOTWEAR REPORTS SECOND QUARTER FISCAL 2009 RESULTS

Second Quarter Comparable Store Sales Increase 0.7%

Reports a 15% Reduction in Second Quarter Operating Loss

Announces Amendments to Debt Agreements

ST. LOUIS, Mo. September 10, 2009– Bakers Footwear Group, Inc. (Nasdaq: BKRS), a leading specialty retailer of moderately priced fashion footwear for young women, with 240 stores, today announced results for the thirteen and twenty six-weeks ended August 1, 2009.

For the second quarter, the thirteen weeks ended August 1, 2009:

•	Net sales were $43.7 million, an increase of 0.3% from $43.6 million for the thirteen-week period ended August 2, 2008;
•	Comparable store sales for the second quarter of fiscal 2009 increased 0.7%, compared to an increase of 6.4% in the prior-year period;
•	Gross profit in the second quarter remained even with the prior-year period at $12.9 million, or 29.6% of net sales;
•	Operating loss was $1.2 million, compared to $1.4 million in the second quarter last year;
•	Adjusted EBITDA was $830,000 compared to $849,000 in the second quarter last year (See Table I); and
•	Net loss was $1.7 million or $0.24 per share, compared to $2.3 million, or $0.32 per share in the second quarter last year.

Peter Edison, Chairman and Chief Executive Officer of Bakers Footwear Group commented, “Our second quarter results, although below our plan, continue to demonstrate that our strategies are working and leading to improved performance for our Company. To this end, the second quarter included positive comparable store sales, positive adjusted EBITDA and a reduction in operating loss, as compared to the second quarter last year. This performance is particularly noteworthy because it represents our fifth consecutive quarter of positive comparable store sales, which began in the second quarter of 2008.”

“As we look ahead, we believe we are well positioned for a successful fall season. Although our comparable store sales for August declined 10.3%, resulting from carrying significantly less promotional inventory compared to the prior year, comparable store sales in our fiscal September through Labor Day increased 5.1% as we moved into our core fall offerings. We are encouraged by the excitement and strong early sell-through in the boot category of our business, which drives our performance in the fall and holiday periods. We remain optimistic that our ability to capitalize on footwear trends along with strict financial discipline will enable us to generate improved operating results and adjusted EBITDA during the remainder of fiscal 2009.”

For the first half of fiscal 2009, the twenty-six weeks ended August 1, 2009:

•	Net sales were $88.7 million, compared to $87.1 million for the twenty-six weeks ended August 2, 2008.
•	Comparable store sales increased 2.8%, compared to a decrease of 3.1% in the first half of 2008;
•	Gross profit was $25.6 million, or 28.9% of net sales, compared to $24.1 million, or 27.7% of net sales in the first half of 2008;
•	Operating loss was $3.1 million, compared to $5.4 million in the first half of 2008;
•	Adjusted EBITDA was $1.1 million compared to negative adjusted EBITDA of $0.8 million in the first half of 2008 (See table I); and
•	Net loss was $4.5 million or $0.62 per share, compared to $7.1 million, or $1.02 per share in the first half of 2008.

Amendments to Debt Agreements

On September 8, 2009, the Company amended the terms of its subordinated secured term loan. The amendment was made to change the minimum adjusted EBITDA covenant for the second quarter of fiscal year 2009 in order to maintain compliance at August 1, 2009. As consideration for these changes the Company paid a nominal fee.

Also, on September 8, 2009, the Company amended its revolving credit agreement with Bank of America. The amendment grants consent to the amendment of the subordinated secured term loan. The amendment also increased the interest rate and unused line fee under the facility and imposed a nominal fee as consideration.

Based on the Company’s business plan, the Company believes it has adequate liquidity to fund anticipated working capital requirements and expects to be in compliance with its financial covenants throughout the remainder of 2009. The Company’s Quarterly Report on Form 10-Q, issued today and the Company’s Annual Report on Form 10-K disclose additional information regarding the amendments to its debt agreements and provide additional disclosure regarding the risks of the Company’s current liquidity situation and its ability to comply with its financial covenants.

Conference Call

The Company announced that it will conduct a conference call to discuss its second quarter fiscal 2009 results today, Thursday, September 10, 2009 at 9:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-0784, approximately five minutes prior to the start of the call. The conference call will also be webcast live at http://viavid.net/dce.aspx?sid=00006A21. A replay of this call will be available until September 17, 2009 and can be accessed by dialing (877) 660-6853, referencing account number 3055 and entering confirmation number 331934. The webcast will remain available until December 10, 2009 at the same web address.

About Bakers Footwear Group, Inc.

Bakers Footwear Group, Inc. is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates 240 stores nationwide. Bakers’ stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 29.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE INABILITY TO SATISFY DEBT COVENANTS, MATERIAL DECLINES IN SALES TRENDS AND LIQUIDITY, MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION, INABILITY TO COMPLY WITH NASDAQ LISTING REQUIREMENTS AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S MOST RECENT ANNUAL REPORT ON FORM 10-K AND OUR MOST RECENT QUARTERLY REPORTS ON FORM 10-Q, INCLUDING THOSE DISCUSSED IN “RISK FACTORS,” IN “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION AND RESULTS OF OPERATIONS” AND IN NOTE 2 TO THE FINANCIAL STATEMENTS IN THESE REPORTS, AND IN BAKERS FOOTWEAR’S OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

Bakers Footwear Group, Inc. Income Statement Data	Thirteen Weeks Ended August 1, 2009	Thirteen Weeks Ended August 2, 2008	Twenty-six Weeks Ended August 1, 2009	Twenty-six Weeks Ended August 2, 2008
(in thousands, except per share data)	Unaudited	Unaudited	Unaudited	Unaudited

Net sales	$43,720	$43,568	$88,697	$87,105
Cost of merchandise sold, occupancy, and buying expenses	30,798	30,689	63,078	62,976
Gross profit	12,922	12,879	25,619	24,129

Operating expenses
Selling	10,009	10,195	19,985	20,907
General and administrative	4,058	4,010	8,398	8,395
Loss on disposal of property and equipment	10	31	294	253
Operating loss	(1,155)	(1,357)	(3,058)	(5,426)

Interest expense	(612)	(723)	(1,499)	(1,530)
Other income, net	30	41	52	43
Loss before income taxes	(1,737)	(2,039)	(4,505)	(6,913)

Income tax expense	―	223	―	223

Net loss	$(1,737)	$(2,262)	$(4,505)	$(7,136)

Basic loss per share	$(0.24)	$(0.32)	$(0.62)	$(1.02)
Diluted loss per share	$(0.24)	$(0.32)	$(0.62)	$(1.02)

Weighted average shares outstanding
Basic	7,383	7,053	7,273	7,025
Diluted	7,383	7,053	7,273	7,025

Cash Flow Data
Cash provided by (used in) operating activities			$4,670	$(5,143)
Cash used in investing activities			(207)	(639)
Cash provided by (used in) financing activities			(4,445)	5,767
Net increase (decrease) in cash			18	(15)

Supplemental Data
Comparable store sales increase (decrease)	0.7%	6.4%	2.8%	(3.1%)
Gross profit percentage	29.6%	29.6%.	28.9%	27.7%
Number of stores at end of period			240	243

Bakers Footwear Group, Inc. Balance Sheet Data	August 1, 2009	August 2, 2008
(in thousands)	Unaudited	Unaudited
Cash	$153	$145
Accounts receivable	1,240	1,361
Inventories	18,860	21,560
Other current assets	1,072	1,078
Current assets	21,325	24,144

Property and equipment, net	30,426	40,166
Other assets	1,043	1,156
	$52,794	$65,466

Accounts payable	$11,663	$6,694
Revolving credit facility	8,413	10,924
Subordinated secured term loan	3,719	5,877
Subordinated convertible debentures	4,000	4,000
Other current liabilities	8,944	9,894
Current liabilities	36,739	37,389

Other noncurrent liabilities	9,518	10,071
Shareholders’ equity	6,537	18,006
	$52,794	$65,466

Table I: Reconciliation of Net Loss to Adjusted EBITDA

	Thirteen Weeks Ended August 1, 2009	Thirteen Weeks Ended August 2, 2008	Twenty-six Weeks Ended August 1, 2009	Twenty-six Weeks Ended August 2, 2008
Net loss	$(1,737)	$(2,262)	$(4,505)	$(7,136)
Interest expense	612	723	1,499	1,530
Depreciation expense	1,667	1,988	3,400	4,029
Provision for income taxes	―	223	―	223
Loss on disposal of property and equipment	10	31	294	253
Stock based compensation expense	278	146	405	302
Adjusted EBITDA	$830	$849	1,093	$(799)

Adjusted EBITDA is calculated in accordance with the terms of our Subordinated Secured Term Loan. Adjusted EBITDA is defined as net income (loss) before deducting interest expense, income taxes, depreciation, gains or losses on disposal of property and equipment, impairment expense, and stock based compensation expense. Adjusted EBITDA should not be considered as an alternative to operating income or net income (as determined in accordance with generally accepted accounting principles (GAAP)) as a measure of our operating performance or to net cash provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of our ability to meet cash needs. The Company believes that adjusted EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company’s operating performance because it assists in comparing performance on a consistent basis without regard to capital structure, depreciation and amortization or non-operating factors (such as historical cost) and is also used to determine compliance with a financial covenant in our Subordinated Secured Term Loan. This information has been disclosed here to permit a more complete comparative analysis of our operating performance relative to other companies. Adjusted EBITDA may not, however, be comparable in all instances to other similar types of measures.